AMENDED AND RESTATED
INVESTMENT SUB-ADVISORY AGREEMENT
Lazard Asset Management

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), effective the 1st day of October, 2016, by and between Madison Asset Management, LLC, a Wisconsin limited liability company (the “Adviser”), and Lazard Asset Management LLC a subsidiary of Lazard Freres & Co. LLC, a New York limited liability company (the “Sub-Adviser”).

This Amended and Restated Investment Sub-Advisory Agreement amends and restates in its entirety the Investment Sub-Advisory Agreement dated July 1, 2009 by and between the Adviser and the Sub-Adviser relating the Portfolio defined below.

Adviser and Sub-Adviser agree as follows:

1.    Adviser hereby engages the services of Sub-Adviser in connection with Adviser’s management of the International Stock Fund (the “Portfolio”) of Madison Funds (the “Fund”). Adviser intends to use a manager of managers approach to the management of the Portfolio, as well as other portfolios in the Fund. Therefore, the number of sub-advisers, the named sub-adviser, and the percentage of assets of the Portfolio managed by each sub-adviser will be determined by the Fund’s Board of Trustees and the Adviser from time to time. Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the Board of Trustees of the Fund, Sub-Adviser shall manage the investment and reinvestment of the assets of the Portfolio as requested by the Adviser. Adviser shall manage the portfolio consistent with this agreement, any investment guidelines and current prospectus and statement of additional information of the fund.

2.    Sub-Adviser hereby accepts employment by Adviser in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

3.    In particular, Sub-Adviser shall furnish continuously an investment program for the Portfolio and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of the Portfolio shall be held in various securities, cash or other investments. Sub-Adviser shall provide Adviser and the officers and Trustees of the Fund with such reports and documentation as the latter shall reasonably request regarding Sub-Adviser’s management of the Portfolio’s assets.

4.    Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (a) the Portfolio’s investment objective, policies and restrictions as set forth in the Fund’s current registration statement, (b) such policies or directives as the Fund’s Trustees may from time to time establish or issue, and (c) applicable law and related regulations. Adviser shall promptly notify Sub-Adviser of changes to (a) or (b) above and shall notify Sub-Adviser of changes to (c) above promptly after it becomes aware of such changes.

5.    Sub-Adviser shall take all actions which it considers necessary to implement the investment policies of the Portfolio, and in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolio with brokers or dealers selected by it, and to that end, Sub-Adviser is authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash for the account of the Portfolio. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Portfolio, Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Fund’s board of Trustees and set forth in the Fund’s current registration statement.

In addition to seeking the best price and execution, Sub-Adviser may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to Sub-Adviser. Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to the Portfolio. The policies with respect to brokerage allocation, determined from time to time by the Fund’s board of Trustees are those disclosed in the Fund’s currently effective registration statement. Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

6.    Sub-Adviser’s services under this Agreement are not exclusive. Sub-Adviser may provide the same or similar services to other clients provided that the Adviser is not treated less favorably than other clients of Sub-Adviser. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Fund or the Portfolio or otherwise be deemed agents of the Adviser, the Fund or the Portfolio.

7.    Sub-Adviser is registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.

8.    Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Fund’s board of Trustees and set forth in the Fund’s current registration statement; (b) the provisions of the Advisers Act; (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. Such brokerage services are not within the scope of the duties of Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by Fund’s board of Trustees, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolio or the Fund for such services in addition to Sub-Adviser’s fees for services under this Agreement.

9.    For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month a fee based on the average daily net assets of the securities of the Portfolio at a rate equal to:

Combined Assets	Fee
First $50 million of combined assets managed of the Portfolio plus the Ultra Series Fund International Stock Fund (the “Combined Portfolios”)	0.55%
Assets of the Combined Portfolios Above $50 million	0.50%

*Fees payable to the Sub-adviser on the International Stock Fund of Ultra Series Fund are paid pursuant to the Investment Sub-Advisory Agreement dated October 1, 2016 between the Adviser and Sub-Adviser and relating to the Ultra Series Fund International Stock Fund.

Sub-Adviser’s fee shall be accrued daily at 1/365th (or 1/366th in a leap year) of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Fund, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.

During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

10.    Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), all records relating to the Portfolio’s investments within the control of Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act.

Sub-Adviser agrees that all books and records which it maintains for the Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser’s or the Fund’s request. All such books and records shall be made available, within five business days of a written request, to the Fund’s accountants or auditors during regular business hours at Sub-Adviser’s offices. Adviser and the Fund or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund free from any claim or assertion of rights by Sub-Adviser.

11.    Sub-Adviser agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if Adviser or the Fund has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities provided, however, the Sub-Adviser may disclose the name of the Fund on any representative client list and may include the performance of the subportfolios in any composite of performance.

12.    In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its officers, Trustees or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement, Sub-Adviser shall not be liable to Adviser, the Portfolio, the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Nothing herein shall be deemed to waive any right the Adviser of the Fund may have against the Sub-Adviser under federal or state securities or other laws.

13.    This Agreement shall not become effective unless and until it is approved by the board of Trustees of the Fund, including a majority of Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement. This Agreement shall come into full force and effect on the date which it is so approved. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (i) the board of Trustees of the Fund, or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio; and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

14. This Agreement may be terminated at any time without the payment of any penalty, by the Fund’s board of Trustees, or by vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio on sixty days written notice to the Adviser and Sub-Adviser, or by the Adviser, or by the Sub-Adviser, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Adviser and the Fund regarding the Adviser’s management of the Portfolio.

15.    This Agreement may be amended by either party only if such amendment is specifically approved by a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval (which purpose need not be exclusive).

16.    The terms “assignment”, “affiliated person” and “interested person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding shares of the class” means the lesser of (a) 67% or more of the shares of such class present at a meeting if more than 50% of such shares are present or represented by proxy or (b) more than 50% of the shares of such class.

17. This Agreement shall be construed in accordance with laws of Wisconsin, and applicable provisions of the Advisers Act and 1940 Act.

18.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Madison Asset Management, LLC

By: /s/ Katherine L. Frank
Name: Katherine L. Frank
    Title: Chief Operating Officer_____

Lazard Asset Management LLC

By: /s/ Charles L. Carroll
Name: Charles L. Carroll
Title: Deputy Chairman